ARTICLES OF INCORPORATION
                                       OF


                           WELLSTAR INTERNATIONAL INC.


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KNOW ALL MEN BY THESE PRESENTS:


     That we the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Nevada and do hereby certify:


                                       ONE

     The name of this corporation is WELLSTAR INTERNATIONAL INC.




                                       TWO

     The resident agent of said corporation shall be Pacific Corporate Services Company, 7631 Bermuda Road, Las Vegas, NV., 89123 and such other offices as may be determined by the By-Laws in and outside the State of Nevada.



                                      THREE

     The objects to be band, business and pursuit and nature of the business, promoted or carried on by this corporation are and shall continue to be engaged in any lawful activity.



                                      FOUR

     The members of the governing boars! shall be styled Directors and the first Hoard of Directors shall consist of one (I). The number of stockholders of said corporation shall consist of one (1). The number of directors and shareholders of this corporation may, froth time to time, be increased or +increased by an amendment to the By-Laws of this corporation in that regard, and without the necessity of amending these Articles of Incorporation. The name and address of the fast Board of Directors and of the Incorporator signing there Articles as follows:


             Douglas J. McClean       Suite 307-19533
                                      Freer H y.
                                      Surrey, B.C.,
                                      Canada,
                                      V3S 6K7


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     T1te Corporation is to have perpetual existence.






     The total authorized capitalization of this Corporation shall be and is the sum of 200,000,000 shares of Common Stock at $0.001 par valve, said stock to carry full voting power and the said shares should be issued fully paid at such time as the Board of Directors may designate in exchange for cash, Property, or services, the Stock other corporations or other valves, rights, or things, and the judgment of the Hoard of Directors as to the valor there of shall be conclusive.



                                      SEVEN

     The capital stock shall be and reamin non-assessable. The private property of the stockholders shall not be liable for the debts or liabilities of the Corporation.



 IN WITNESS WHEREOF, I have set my hand this: 2nd, Dec.1997.



                                               /s/ Douglas J. McClean
                                               --------------------------
                                               Douglas J. McClean
Province of British Columbia
Canada




       On this 2nd of Dec. 1997 before me, a Notary public in and for said, Province of British Columbia, Canada, Personalty appeared ,Douglas J. McClean known to me to be the person whose name is subscribed to the foregoing instrument, and he ply acknowledged to me that he executed the same for the purpose therein me mentioned.


     IN WITNESS WHEREOF, I have set my hand and offered by official seal in, the City of Langley, Province of British Columbia, Canada, the day and year in this Certificate first above written.

                                                  /s/ Gordon A. Neate
                                                  --------------------
                                                  Gordon A. Neate
                                                  Barrister & Solicitor
                                                  106-19665 Willowbrook Dr.
                                                  Langley, B.C. V2Y1AS





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STATE OF NEVADA
Secretary of The State

     I hereby certify then this is a true and complete copy of the document as filed in this office.


Dec 05, 1997


/s/ Dean Heller
-----------------
Dean Heller
Secretary of State